Exhibit 99.1

Contact	Lindsey Whitehead
TransUnion
E-mail	investor.relations@transunion.com
Telephone	312 985 2860

TransUnion Reports First Quarter 2014 Results

CHICAGO, May 8, 2014 – TransUnion Holding Company, Inc. today announced results for the three months ended March 31, 2014.

First Quarter 2014 Highlights

Total revenue for the first quarter increased 4.4% compared to the first quarter of 2013. Weakening foreign currencies accounted for a decrease in revenue of 2.0%, while 2013 acquisitions accounted for an increase in revenue of 5.3%. Key highlights include:

•
Revenue in USIS Decision Services increased 29.4% compared to the first quarter of 2013, driven by revenue from our recent acquisition of eScan Data Systems and organic growth in the healthcare market.

•	Revenue in the Interactive segment increased 7.8% compared to the first quarter of 2013, driven by an increase in the average number of subscribers and volume in our indirect channel.

•	Excluding the impact of foreign currencies and acquisitions, revenue in the International segment increased 6.3% compared to the first quarter of 2013.
“In the first quarter, we generated constant currency revenue growth across all segments, driven by strong performance in Healthcare and Insurance in USIS, Brazil and India in International and in Interactive. Our recent acquisitions of eScan and TLO are performing well and the integration is producing expected results,” said Jim Peck, TransUnion’s president and chief executive officer. "All of this gives us good momentum as we head into the remaining quarters of the year and continue to execute against our long-term strategic growth plan.”

First Quarter 2014 Results

The Company reported revenue of $303.4 million, an increase of 4.4% compared to the first quarter of 2013. Weakening foreign currencies accounted for a decrease in revenue of 2.0%. 2013 acquisitions accounted for an increase in revenue of 5.3%.

Operating income was $34.8 million, compared to $44.2 million in the prior year. Adjusted Operating Income(1) was $34.8 million, compared to $43.1 million in the prior year. Adjusted EBITDA(1) was $90.6 million, compared to $92.2 million in the prior year. Results were impacted by continued investments in strategic initiatives to drive long-term, diversified revenue growth and more efficient operations.

Non-operating expense was $48.4 million, compared to $50.1 million for the first quarter of 2013. The net loss attributable to the company was $14.7 million for the first quarter of 2014, compared to $6.3 million for the first quarter of 2013.

Segment Highlights

U.S. Information Services (USIS)

Total USIS revenue was $194.2 million, an increase of 5.7% compared to the first quarter of 2013.

•	Online Data Services revenue was $131.2 million, an increase of 3.2% compared to the first quarter of 2013, driven by our acquisition of TLO and slight increase in online credit report volumes.

•
Credit Marketing Services revenue was $30.9 million, a decrease of 2.8% compared to the first quarter of 2013, due primarily to a decrease in demand for custom data sets and archive information in the financial services market.

•
Decision Services revenue was $32.1 million, an increase of 29.4% compared to the first quarter of 2013, driven by revenue from our acquisition of eScan Data Systems and organic growth in our healthcare market.

Operating income for USIS was $32.4 million for the first quarter of 2014, compared to $43.1 million for the prior year. Operating income decreased due to an increase in depreciation and amortization resulting from investments to upgrade our technology platform, continued investment in strategic growth initiatives and integration costs from our eScan and TLO acquisitions, partially offset by the increase in revenue.

International

Total International revenue was $54.1 million, a decrease of 2.9% compared to the first quarter of 2013. Excluding the impact of foreign currencies and acquisitions, revenue increased 6.3%. Weakening foreign currencies accounted for a reduction in revenue of 10.6%, while 2013 acquisitions accounted for an increase in revenue of 1.4%.

•
Developed markets revenue was $21.5 million, a decrease of 2.3% compared to the first quarter of 2013. Excluding the impact of foreign currencies, revenue increased 1.9% compared to the first quarter of 2013.

•
Emerging markets revenue was $32.6 million, a decrease of 3.3% compared to the first quarter of 2013. Excluding the impact of weakening foreign currencies and acquisitions, revenue increased by 9.2% compared to the first quarter of 2013.

Operating income for International was $2.2 million for the first quarter of 2014, compared to $2.4 million for the prior year. Operating income was down slightly due to continued investments in growth initiatives.

Interactive

Interactive revenue was $55.1 million, an increase of 7.8% compared to the first quarter of 2013, driven by an increase in the average number of subscribers and volume in our indirect channel.

Operating income for Interactive was $19.0 million for the first quarter of 2014, compared to $15.4 million for the prior year. Operating income increased due to the increase in revenue and a decrease in advertising expense.

Selected Liquidity Data

Cash and cash equivalents was $59.4 million at March 31, 2014, and $111.2 million at December 31, 2013. First quarter cash used by operating activities was $6.1 million. First quarter capital expenditures was $38.8 million compared to $16.4 million in the first quarter of 2013, due primarily to the upgrade of our technology platform and improvements to our corporate headquarters. Other cash used for investing activities included $39.1 million for acquisitions and purchases of noncontrolling interests, principally increasing our stake in Credit Information Bureau (India) Limited ("CIBIL"). Net cash provided by financing activities was $24.8 million. The effect of exchange rate changes on cash was a $0.6 million decrease.

Subsequent Events

On April 9, 2014, TransUnion Corp. ("TransUnion Corp") and Trans Union LLC refinanced and amended the senior secured credit facility. The refinancing resulted in an increase of the outstanding term loan from $1,120.5 million to $1,900.0 million. The amendment, among other things, reduced the interest rate floor and margins, reduced the amount available under the revolving line of credit from $210.0 million to $190.0 million, extended the maturity dates, and changed certain covenant requirements. The additional borrowings were used in part to repay all amounts outstanding under the existing revolving line of credit and pay fees and expenses associated with the refinancing transaction. On May 9, 2014, the remaining borrowings will be used to redeem the entire $645.0 million outstanding balance of the 11.375% notes issued by TransUnion Financing Corp and Trans Union LLC including unpaid accrued interest and a prepayment premium. We refer to these transactions collectively as the "2014 Refinancing Transaction." The 2014 Refinancing Transaction is expected to result in a net gain of approximately $30 million that will be recorded in the consolidated statement of income and approximately $9 million of additional deferred financing fees that will be recorded on the balance sheet in the second quarter of 2014. The 2014 Refinancing Transaction is also expected to result in a reduction of cash interest expense of approximately $45 million annually at current interest rates beginning on May 9, 2014, the date the 11.375% notes will be repaid.

Earnings Conference Call

In conjunction with this release, TransUnion will host a conference call today, May 8, at 8:00 a.m. (CT) to discuss the business trends supporting first quarter 2014 results. The discussion will be available via replay on the Investor Relations page at TransUnion.com shortly after the teleconference. This earnings release is also available on that website. The teleconference dial-in information is:

Primary Dial-In: 866.543.6403
Secondary Dial-In: 617.213.8896
Passcode: 65740979

About TransUnion

As a global leader in information and risk management, TransUnion creates advantages for millions of people around the world by gathering, analyzing and delivering information. For businesses, TransUnion helps improve efficiency, manage risk, reduce costs and increase revenue by delivering high quality data, and integrating advanced analytics and enhanced decision-making capabilities. For consumers, TransUnion provides the tools, resources and education to help manage their credit health and achieve their financial goals. Through these and other efforts, TransUnion is working to build stronger economies worldwide. Founded in 1968 and headquartered in Chicago, TransUnion reaches businesses and consumers in 33 countries around the world.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause TransUnion’s actual results to differ materially from those described in the forward-looking statements can be found in TransUnion Holding’s and TransUnion Corp.’s combined Annual Report on Form 10-K for the year ended December 31, 2013 and TransUnion Holding's Form 10-Q for the quarter ended March 31, 2014, which have been filed with the Securities and Exchange Commission and are available on TransUnion's website (http://www.transunion.com/corporate/about-transunion/investor-relations.page) and on the Securities and Exchange Commission's website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.

1 See Key Financial Performance Measures and Reconciliation of Non GAAP Measures for a reconciliation of Adjusted Operating Income and Adjusted EBITDA to their most directly comparable GAAP measures, operating income and net income attributable to the Company, respectively.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	March 31, 2014	December 31, 2013
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$59.4	$111.2
Trade accounts receivable, net of allowance of $1.0 and $0.7	182.1	165.0
Other current assets	62.0	73.5
Total current assets	303.5	349.7
Property, plant and equipment, net of accumulated depreciation and amortization of $82.3 and $70.2	149.3	150.4
Marketable securities	10.8	9.9
Goodwill	1,917.2	1,909.7
Other intangibles, net of accumulated amortization of $266.5 and $227.5	1,903.6	1,934.0
Other assets	168.3	138.6
Total assets	$4,452.7	$4,492.3
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$94.2	$100.3
Short-term debt and current portion of long-term debt	45.7	13.8
Other current liabilities	116.0	133.5
Total current liabilities	255.9	247.6
Long-term debt	2,845.8	2,853.1
Deferred taxes	621.6	636.9
Other liabilities	19.7	22.6
Total liabilities	3,743.0	3,760.2
Redeemable noncontrolling interests	17.5	17.6
Stockholders’ equity:
Common stock, $0.01 par value; 200.0 million shares authorized at March 31, 2014 and December 31, 2013, 110.8 million and 110.7 shares issued at March 31, 2014 and December 31, 2013, respectively, and 110.3 million shares and 110.2 million shares outstanding as of March 31, 2014 and December 31, 2013, respectively	1.1	1.1
Additional paid-in capital	1,123.1	1,121.8
Treasury stock at cost; 0.5 million shares at March 31, 2014 and December 31, 2013, respectively	(4.1)	(4.1)
Accumulated deficit	(432.4)	(417.7)
Accumulated other comprehensive loss	(81.2)	(73.2)
Total TransUnion Holding Company, Inc. stockholders’ equity	606.5	627.9
Noncontrolling interests	85.7	86.6
Total stockholders’ equity	692.2	714.5
Total liabilities and stockholders’ equity	$4,452.7	$4,492.3

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)
(in millions)

	Three Months Ended March 31,
	2014	2013
Revenue	$303.4	$290.5
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	120.9	117.7
Selling, general and administrative	96.2	83.3
Depreciation and amortization	51.5	45.3
Total operating expenses	268.6	246.3
Operating income	34.8	44.2
Non-operating income and expense
Interest expense	(50.8)	(49.8)
Interest income	0.5	0.3
Earnings from equity method investments	3.6	3.2
Other income and (expense), net	(1.7)	(3.8)
Total non-operating income and expense	(48.4)	(50.1)
Income (loss) before income taxes	(13.6)	(5.9)
(Provision) benefit for income taxes	0.1	0.9
Net income (loss)	(13.5)	(5.0)
Less: net income attributable to the noncontrolling interests	(1.2)	(1.3)
Net income (loss) attributable to TransUnion Holding Company, Inc.	$(14.7)	$(6.3)

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(13.5)	$(5.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	51.5	45.3
Deferred financing fees	1.7	3.7
Stock-based compensation	2.0	1.9
Provision for losses on trade accounts receivable	0.6	—
Equity in net income of affiliates, net of dividends	(3.3)	(3.1)
Deferred taxes	(4.0)	(3.8)
Amortization of senior notes purchase accounting fair value adjustment and note discount	(4.4)	(4.1)
Gain on sale of other assets	—	(1.9)
Other	(0.4)	(0.2)
Changes in assets and liabilities:
Trade accounts receivable	(18.4)	(10.4)
Other current and long-term assets	1.5	4.0
Trade accounts payable	0.8	7.7
Other current and long-term liabilities	(20.2)	(20.6)
Cash provided by (used in) operating activities	(6.1)	13.5
Cash flows from investing activities:
Capital expenditures	(38.8)	(16.4)
Proceeds from sale of trading securities	0.9	2.1
Investments in trading securities	(1.7)	(1.2)
Other acquisitions and purchases of noncontrolling interests, net of cash acquired	(39.1)	(28.9)
Proceeds from sale of other assets	—	4.2
Acquisition related deposits	8.8	(0.5)
Other	—	—
Cash used in investing activities	(69.9)	(40.7)
Cash flows from financing activities:
Proceeds from senior secured credit facility	—	923.4
Extinguishment of senior secured credit facility	—	(923.4)
Proceeds from senior secured revolving line of credit	28.5	—
Repayments of debt	(3.8)	(2.4)
Proceeds from issuance of common stock	0.7	0.2
Debt financing fees	(0.2)	(3.4)
Treasury stock purchases	—	(2.0)
Distributions to noncontrolling interests	(0.5)	(0.1)
Other	0.1	—
Cash provided by (used in) financing activities	24.8	(7.7)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	(2.0)
Net change in cash and cash equivalents	(51.8)	(36.9)
Cash and cash equivalents, beginning of period	111.2	154.3
Cash and cash equivalents, end of period	$59.4	$117.4

TRANSUNION HOLDING COMPANY, INC.
Segment Information - Unaudited

	Three Months Ended March 31,
(in millions)	2014	2013	$ Change	% Change
Revenue:
U.S. Information Services:
Online Data Services	$131.2	$127.1	$4.1	3.2%
Credit Marketing Services	30.9	31.8	(0.9)	(2.8)%
Decision Services	32.1	24.8	7.3	29.4%
Total U.S. Information Services	194.2	183.7	10.5	5.7%

International:
Developed markets	21.5	22.0	(0.5)	(2.3)%
Emerging markets	32.6	33.7	(1.2)	(3.3)%
Total International	54.1	55.7	(1.6)	(2.9)%

Interactive	55.1	51.1	4.0	7.8%
Total revenue	$303.4	$290.5	$12.9	4.4%

Operating Income(1)
U.S. Information Services	$32.4	$43.1	$(10.7)	(24.8)%
International	2.2	2.4	(0.2)	(8.3)%
Interactive	19.0	15.4	3.6	23.4%
Corporate	(18.8)	(16.7)	(2.1)	(12.6)%
Total operating income	$34.8	$44.2	$(9.4)	(21.3)%

Operating Margin
U.S. Information Services	16.7%	23.5%		(6.8)%
International	4.1%	4.3%		(0.2)%
Interactive	34.5%	30.1%		4.4%
Total operating margin	11.5%	15.2%		(3.7)%

Adjusted Operating Income(2)
U.S. Information Services	$32.4	$42.0	$(9.6)	(22.9)%
International	2.2	2.4	(0.2)	(8.3)%
Interactive	19.0	15.4	3.6	23.4%
Corporate	(18.8)	(16.7)	(2.1)	(12.6)%
Total Adjusted Operating Income	$34.8	$43.1	$(8.3)	(19.3)%

Adjusted Operating Margin
U.S. Information Services	16.7%	22.9%		(6.2)%
International	4.1%	4.3%		(0.2)%
Interactive	34.5%	30.1%		4.4%
Total adjusted operating margin	11.5%	14.8%		(3.3)%

(1)	For the three months ended March 31, 2013, operating income included a $1.1 million gain on the disposal of a product line recorded in our USIS segment.

(2)
See footnote 2 to Key Performance Measure for a discussion about Adjusted Operating Income, why we use it, its limitations, and the reconciliation to its most directly comparable GAAP measure, operating income.

TRANSUNION HOLDING COMPANY, INC.
Key Financial Performance Measures and Reconciliation of Non GAAP Measures - Unaudited
Management, including our chief operating decision maker, evaluates the financial performance of our businesses based on a variety of key indicators. These indicators include the non-GAAP measures Adjusted Operating Income and Adjusted EBITDA, and the GAAP measures of revenue, cash provided by operating activities and capital expenditures. For the three months ended March 31, 2014 and 2013, these indicators were as follows:

	Three Months Ended March 31,
(in millions)	2014	2013	$ Change	% Change
Revenue	$303.4	$290.5	$12.9	4.4%
Reconciliation of operating income to Adjusted Operating Income:
Operating income	$34.8	$44.2	$(9.4)	(21.3)%
Adjustments(1)	—	(1.1)	1.1	—
Adjusted Operating Income(2)	$34.8	$43.1	$(8.3)	(19.3)%
Reconciliation of net income (loss) attributable to TransUnion Holding Company, Inc. to Adjusted EBITDA:
Net income (loss) attributable to the TransUnion Holding Company, Inc.	$(14.7)	$(6.3)	$(8.4)	(133.3)%
Net interest expense	50.3	49.5	0.8	1.6%
Income tax (benefit) provision	(0.1)	(0.9)	0.8	88.9%
Depreciation and amortization	51.5	45.3	6.2	13.7%
Stock-based compensation	2.0	1.9	0.1	5.3%
Other (income) and expense(3)	1.6	3.8	(2.2)	(57.9)%
Adjustments(1)	—	(1.1)	1.1	—
Adjusted EBITDA(2)	$90.6	$92.2	$(1.6)	(1.7)%
Other metrics:
Cash (used in) provided by operating activities	$(6.1)	$13.5	$(19.6)	(145.2)%
Capital expenditures	$38.8	$16.4	$22.4	136.6%

(1)	For the three months ended March 31, 2013, adjustments consisted of a $1.1 million gain on the disposal of a product line recorded in our USIS segment.

(2)
Adjusted Operating Income and Adjusted EBITDA are non-GAAP measures. We present Adjusted Operating Income and Adjusted EBITDA as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition to its use as a measure of our operating performance, our board of directors and executive management team use Adjusted EBITDA as a compensation measure. Adjusted Operating Income does not reflect certain stock-based compensation and certain other income and expense. Adjusted EBITDA does not reflect our capital expenditures, interest, income tax, depreciation, amortization, stock-based compensation and certain other income and expense. Other companies in our industry may calculate Adjusted Operating Income and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Adjusted Operating Income and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered alternatives to cash flow from operating activities, as measures of liquidity or as alternatives to operating income or net income as indicators of operating performance. We believe that the most directly comparable GAAP measure to Adjusted Operating Income is operating income and the most directly comparable GAAP measure to Adjusted EBITDA is net income attributable to the Company. The reconciliations of Adjusted Operating Income and Adjusted EBITDA to their nearest GAAP measures are included in the table above.

(3)
Other income and expense above includes all amounts included on our consolidated statement of income in other income and expense, net, except for dividends received from cost method investments. For the three months ended March 31, 2014, other income and expense included $0.5 million of acquisition-related expenses and a net $1.1 million of other expense. For the three months ended March 31, 2013, other income and expense included $1.6 million of acquisition-related expenses and a net $2.2 million of other expense.